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Exhibit 99
                                                                       Contacts:
                                                                       --------
                                                                       Investor:
                                                            Jean Krone Bono, CFA
                                                                  (214) 849-3750
                                                                          Media:
                                                                   Rodney D Bell
                                                                  (214) 849-3776

FOR IMMEDIATE RELEASE


               PAYMENTECH SIGNS LETTER OF INTENT WITH FIRST DATA
                        FOR MERCHANT PROCESSING SERVICES


        DALLAS - Feb. 17, 1999 - Paymentech, Inc. (NYSE: PTI), the nation's third largest payment processor, today announced that it signed a letter of intent for merchant processing services with First Data Merchant Services, a subsidiary of First Data Corporation (NYSE: FDC). Paymentech is in negotiations to outsource to FDC certain processing functions for Paymentech's general merchant acquiring business. Paymentech anticipates finalizing contract negotiations within 90 days, although there can be no assurance that a definitive agreement will be reached.

        "We view this move as a key step in securing long-term industry leadership as the premier electronic payment solutions company," said Pamela H. Patsley, president and chief executive officer. "Changing our merchant processing outsourcing relationship will enhance our retail service offerings with feature-rich products on a new merchant processing platform. It will also produce significant savings for Paymentech. We anticipate completing the conversion by mid-year 2000."

                                    - more -
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PAYMENTECH SIGNS LETTER OF INTENT FOR PROCESSING SERVICES   2-2-2-2-2

        "This arrangement allows Paymentech to offer our merchants superior functionality and service with greater cost efficiency. In turn, we will focus on the aspects of our business that best differentiate our services in targeted market segments. This includes accelerating the development of proprietary front-end authorization and capture products and technology that better address our merchants' increasing needs for information," said Patsley.

        "In addition, we will continue to develop and provide all acquiring and processing services for Internet and direct marketing merchants. Our innovative and proprietary products in this critical market have given Paymentech its leadership position."

        Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for merchants, third-party transaction processing, and total commercial card payment programs. Paymentech (www.paymentech.com) is the third largest processor of bankcard transactions in the United States and a leading issuer of MasterCard and Visa commercial cards.

This press release may include forward-looking statements that express expectations of future events, including future earnings. All such statements are based on a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions that are subject to change. A variety of factors could cause actual events or results to differ materially from those projected in the company's forward-looking statements. These factors include, but are not limited to, the factors discussed in detail within the company's reports filed with the Securities and Exchange Commission, including the most recent report on Form 10-K and Form 10-K/A.

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